Exhibit 6

CONFIDENTIAL

From:	Atlas Luxco S.à r.l.
53, boulevard Royal
L-2449 Luxembourg
Grand Duchy of Luxembourg
RCS Luxembourg: B274990

(the "Company")

To:	[*****] in its capacity as Facility Agent under the Facility Agreement (as defined below)

Dated: 7 March 2024

Dear Sirs,

Facility Agreement - Amendment request letter

1.	Context

We refer to the facility agreement originally dated 20 February 2023 between (amongst others) (i) the Company as the Borrower, (ii) Atlas Investissement as Holdco, (iii) [*****] and [*****] as mandated lead arrangers, (iv) [*****] as Facility Agent, (v) [*****] as Calculation Agent, (vi) [*****] as Security Agent and (vii) [*****], [*****], [*****] And [*****] and [*****] as Initial Lenders (as amended from time to time and in particular on 26 May 2023, on 19 July 2023, on 26 September 2023 and on 27 October 2023, the “Facility Agreement”).

Terms defined in the Facility Agreement have the same meaning in this waiver request unless otherwise defined herein.

It is currently contemplated that:

-	Holdco will issue (subject to appropriate vesting period) free shares to the benefit of some of its employees and/or officers from time to time (the “Holdco Share Capital Increases”) and accordingly will amend upon the expiration of the applicable vesting period, its by-laws to reflect the changes required in connection with the Holdco Share Capital Increases;

-	the Company will issue new ordinary shares to the benefit of one or several individuals who are currently contemplated to subscribe to such shares with a valuation of such shares by an independent expert and for consideration on arm’s length terms further to which Holdco would own a minimum of 95% of the voting share capital and issued share capital of the Company (the “Company Share Capital Increases” together with the implementation of the Holdco Share Capital Increases, the “Transaction”) and amend its by-laws to reflect the changes required in connection with the Company Share Capital Increase.

Where this letter is expressed to amend the Facility Agreement or Fee and Ratio Letter, such Finance Document shall be amended by (x) the insertion of new text where shown as underlined blue text (as illustrated here: insertion), or (y) deleting text that is shown in double-strikethrough and red (as illustrated here: ~~deletion~~), but otherwise no amendments should be made to such Finance Document.

2.	Amendment and consent requests

In this context, the Company would like to request the consent of the Lenders to the amendment and consent requests described below (the “Amendment Requests”).

2.1.	Amendments to the Fee and Ratio Letter

In accordance with Clause 34.2(b)(ix) of the Facility Agreement, the Company requests the consent of all the Lenders to amend the Fee and Ratio Letter, as set out in Schedule 2.

2.2.	Definition of “Control”

In accordance with Clause 34.2 (Exceptions) of the Facility Agreement, the Company requests the consent of all the Lenders to:

-	amend the Facility Agreement by including the following definitions in clause 1.1 (Definitions) of the Facility Agreement in the correct alphabetical position in such clause:

““Borrower Minority Shareholding” means the individuals holding shares in the Company following the Company Share Capital Increase other than Xavier Niel;”

““Company Share Capital Increases” means any share capital increase of shares to the benefit of certain individuals following which Holdco would continue to hold not less than 95 (ninety-five) per cent. of both the voting share capital and issued share capital of the Borrower;”

““Holdco Minority Shareholding” means the employees holding shares in Holdco following any Holdco Share Capital Increase other than Xavier Niel;”

““Holdco Share Capital Increases” means any share capital increase of shares to the benefit of certain employees and/or officers of Holdco following which the Guarantor continues to hold not less than 90 (ninety) per cent. of both the voting share capital and issued share capital of Holdco;”

““MIP” means the management incentive plan in respect of the employees and/or officers of Holdco from time to time, as implemented through, notably, the Company Share Capital Increases from time to time and the Holdco Share Capital Increases;”

-	amend the existing definitions of “Control” set out in the Facility Agreement as follows:

“Control” means, unless otherwise expressly specified, the possession, indirectly or directly, of the power to direct or cause alone the direction of the management or policies of a person, whether through (a) the ability to exercise voting power, by contract or otherwise, or (b) by virtue of any powers conferred by the articles of association, exempted limited partnership agreement or other documents regulating any other person. “Controlling” and “Controlled” have meaning correlative thereto. For the avoidance of doubt, the Borrower Minority Shareholding and the Holdco Minority Shareholding shall accordingly not be deemed for the purposes of this Agreement as providing Control to the corresponding shareholders over the shares of Holdco and the Borrower respectively solely by virtue of such individuals or employees owning shares issued as part of the Company Share Capital Increase and/or the Holdco Minority Share Capital Increase.

2.3.	Definition of “Permitted Equity Contribution”

In accordance with Clause 34.2 (Exceptions) of the Facility Agreement, the Company requests the consent of all the Lenders to amend the existing definition of “Permitted Equity Contribution” set out in the Facility Agreement as follows:

“Permitted Equity Contribution” means any Company Share Capital Increase or an Equity Contribution in respect of the Borrower provided that:

(a)       in the case of a subscription by Holdco for shares issued by the Borrower, such shares are not redeemable at the option of the shareholder whilst any amount remains outstanding under any Finance Documents; and

(b)       if by way of loan, such Equity Contribution is:

(i)       made by an Affiliate of the Borrower who has acceded to the terms of the Subordination Deed as a Subordinated Creditor (as such term is defined in the Subordination Deed);

(ii)       subordinated to the claims of the Finance Parties under the Finance Documents in accordance with the terms of the Subordination Deed; and

(iii)       except for the payment of the net proceeds of the first utilisation which are to be paid by the Borrower to Holdco on the first Utilisation Date in partial satisfaction of the Borrower’s payment obligation under the terms of the Share Sale Agreement, subject to repayment on or following the date on which all Secured Obligations in respect of the Facility are fully and unconditionally discharged.

and shall include, for the avoidance of any doubt, any further claims by Holdco against the Borrower pursuant to the Share Sale Agreement remaining after the first Utilisation Date, provided such claims satisfy the conditions in paragraphs (i) to (iii) above;

2.4.	Borrower Share Pledge Agreement

In accordance with Clause 34.2(b)(xiii)(A) and (C) of the Facility Agreement, the Company requests the consent of all the Lenders to amend and restate the Borrower Share Pledge Agreement by entering into the amendment and restatement agreement prepared by Lenders’ legal counsel in Luxembourg in connection with this letter and to be entered into on or about the date of this letter between Holdco as pledgor, the Security Agent as pledgee and the Company as such (the “Borrower Share Pledge Amendment and Restatement Agreement”):

-	amend the definition of the "Borrower Share Pledge Agreement" contained in the Facility Agreement as follows:

“Borrower Share Pledge Agreement” means the Luxembourg law governed share pledge agreement over ~~the entire~~ from time to time some or all of the issued share capital of the Borrower, entered into between Holdco as pledgor, the Security Agent as pledgee and the Company as such on or about the Signing Date and as amended pursuant to an amendment and restatement agreement entered into in March 2024 between Holdco and the Security Agent and the Company as such (and as further amended and/or amended and restated from time to time).

2.5.	Constitutional Documents

In accordance with Clause 34.2(b)(viii) of the Facility Agreement, the Company requests the consent of all the Lenders to waive any Default and/or Event of Default arising (i) under Clause 20.2 (Breach of Covenant and other obligations) of the Facility Agreement in respect of the provisions of Clause 19.14(b) (Constitutional Documents) of the Facility Agreement and Clause 8.7 of the Borrower Share Pledge Agreement respectively as a result of the amendments to the by-laws of Holdco solely to reflect the changes required in connection with any Holdco Share Capital Increases and (ii) Clause 20.2 (Breach of Covenant and other obligations) of the Facility Agreement in respect of the provisions of under Clause 19.14(a) (Constitutional Documents) of the Facility Agreement as a result of the amendments to the by-laws of the Company solely to reflect the changes required in connection with any Company Share Capital Increase (such constitutional documents shall be in substantially in the form approved by the Facility Agent, including in accordance with Clause 4).

2.6.	Change of business

In accordance with Clause 34.2(b)(viii) of the Facility Agreement, the Company requests the consent of all the Lenders to waive any Default and/or Event of Default arising under Clause 19.21 (Change of Business) of the Facility Agreement as a result of the employment contracts entered into by Holdco.

In consideration of such consent, Holdco and the Company also undertake to provide to the Agent such further information about the MIP as the Facility Agent may reasonably require from time to time.

2.7.	Relevant Person

In accordance with Clause 34.1 (Required Consents) and Clause 34.2(b) (Exceptions) of the Facility Agreement, the Company requests the consent of the Majority Lenders to:

-	amend Clause 17.26 (d) (U.S. Securities laws; status of the Collateral SDRs) of the Facility Agreement as follows:

“(d) As of the first Utilisation Date and each Utilisation Date:

(i)	the Borrower: (i) “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act, and the rules and regulations thereunder) SDRs in an amount at least equal to the Collateral SDRs and (ii) is not a legal or direct beneficial owner of any Shares; and

(ii)	none of the Obligors, their Affiliates or Connected Persons, or any persons acting in concert with any of the forgoing, have any economic exposure (including economic exposure held by any of its Connected Persons) to any additional Shares or SDRs other than the Collateral SDRs (including through swaps, options, convertible or exchangeable securities, other derivatives or synthetic positions, whether cash or physically-settled or otherwise), excluding for the avoidance of doubt any Designated Officer Permitted Shares or Designated Officer Permitted SDRs. For the avoidance of doubt, an Affiliate or Connected Person (or any of its Connected Persons) shall not be deemed to have an economic exposure to Shares or SDRs in breach of the provisions of this Clause 17.26(d) solely by virtue of being a direct or indirect shareholder of an Obligor or of the Guarantor.”

-	amend Clause 19.18(b) (Compliance with U.S. securities laws; compliance with the Deposit Agreement) of the Facility Agreement as follows:

“(b)	Without prejudice to Clause 19.4(c) (Negative Pledge and other restrictions), during the term of this Agreement, none of the Obligors, their Affiliates or Connected Persons, or any person(s) acting in concert with any of the foregoing, shall be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, but treating any securities beneficially owned by Borrower that are convertible, exchangeable or exercisable into or for equity securities of the Issuer as if they had been converted, exchanged or exercised) of an amount of SDRs equal to or exceeding the Aggregated Maximum Percentage of the outstanding Shares of the Issuer. None of the Obligors, their Affiliates or Connected Persons, or any person(s) acting in concert with any of the forgoing, shall otherwise have economic exposure (including economic exposure held by any of their respective Relevant Persons) to Shares (including through swaps, options, convertible or exchangeable securities, other derivative or synthetic positions, whether cash or physically-settled or otherwise), excluding for the avoidance of doubt any Designated Officer Permitted SDRs or Designated Officer Permitted Shares. For the avoidance of doubt, (i) an Affiliate or Connected Person (or any of their respective Relevant Persons) shall not be deemed to have an economic exposure to Shares in breach of the provisions of this Clause 19.18(b) solely by virtue of being a direct or indirect shareholder of an Obligor or of the Guarantor and (ii) any person participating in the MIP shall not be deemed to have an economic exposure to Shares or SDRs in breach of the provisions of this Clause 17.26(d) solely by virtue of being a direct or indirect shareholder of an Obligor by virtue of owning shares issued as part of the Company Share Capital Increase and/or the Holdco Minority Share Capital Increase.”

2.8.	Arm’s length

In accordance with Clause 34.1 (Required Consents) of the Facility Agreement, the Company requests the consent of the Majority Lenders to amend Clause 19.22 (Arm’s Length Basis) of the Facility Agreement as follows:

“19.22 (Arm’s Length Basis)

The Obligors shall not enter into any transaction with any person except on arm’s length terms and for full market value except as regards the implementation of the MIP.”

2.9.	Authorisations

In accordance with Clause 34.1 (Required Consents) of the Facility Agreement, the Company requests the consent of the Majority Lenders to amend Clause 19.1(b)(ii) (Authorisations) of the Facility Agreement as follows:

“(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or the Finance Documents to which it is a party.”

2.10.	Security and title to assets

In accordance with Clause 34.1 (Required Consents) of the Facility Agreement, the Company requests the consent of the Majority Lenders to amend the final paragraph of Clause 17.14 (b)(ii) (Security and title assets) of the Facility Agreement as follows:

“as a result of (A) the Collateral SDRs being subject to the Security created under the Transaction Security Documents, (B) the enforcement of a Transaction Security Document, or (C) any appropriation or transfer of all or any part of the Collateral SDRs by or to the Lenders or any other person, provided in the case of paragraphs (f)~~(e)~~(i) and (f)~~(e)~~(ii) above, the relevant Lender or such other person does not hold any other SDRs or Shares. ”

3.	Security Confirmation and Representations

3.1.	Security Confirmation

Each Obligor confirms that, with effect from (and including) the Effective Date (as such term is defined in paragraph 4 below), the security created by the Transaction Security Documents to which that Obligor is a party shall:

(a)	save as amended and restated by the Borrower Share Pledge Amendment and Restatement Agreement, remain in full force and effect notwithstanding the granting of the consent of the Lenders to the Amendment Requests contemplated in this letter; and

(b)	continue to secure its Secured Obligations (as defined in the Transaction Security Documents to which it is a party) under the Finance Documents as amended by this letter (including, but not limited to, the Facility Agreement and the Fee and Ratio Letter, each as amended pursuant to this letter, and the Borrower Share Pledge Agreement, as amended pursuant to the Borrower Share Pledge Amendment and Restatement Agreement).

3.2.	No Novation

Each of the signatories to this letter confirms that the waiver and amendment of contemplated by this letter shall not constitute a novation of the Facility Agreement.

3.3.	Representations

Each Obligor makes the representations and warranties set out in Clause 17 (Representations) of the Facility Agreement, by reference to the facts and circumstances existing on the date of this letter and on the Effective Date, but (i) as if references to the “Signing Date” and “Utilisation Date” meant the date of this letter and the Effective Date, and (ii) as though, from the date of this letter, references to a “Finance Document” included this letter and the Borrower Share Pledge Amendment and Restatement Agreement.

4.	Miscellaneous

For the avoidance of doubt, the Borrower and the Facility Agent (acting on instructions of all the Lenders) agrees that this letter constitutes a Finance Document and the Borrower Share Pledge Amendment and Restatement Agreement constitutes a Transaction Security Document.

The amendments and the consents contemplated by this letter shall take effect when the Facility Agent receives the documents and evidence set out in Schedule 1 (Conditions Precedent to the Effective Date) to this letter each satisfactory in form and substance to the Facility Agent (as instructed by all the Lenders) (the “Effective Date”). If the Effective Date has not occurred within six (6) months of the date of this letter (or such other date agreed by the Facility Agent on instructions by all the Lenders), then paragraph 2 (Amendment and consent requests) above will lapse and none of the amendments recorded above will take effect.

The Amendment Requests are sent to the Lenders on the basis that:

(i)	the consents of the Lenders requested pursuant to this letter are given strictly on the basis of the terms of this letter and without prejudice to the rights of the Finance Parties. No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under this letter shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies provided by law;

(ii)	save for the Amendment Requests and the Borrower Share Pledge Amendment and Restatement Agreement, nothing in this letter shall be deemed to constitute an amendment, a waiver of or a consent under any provision or condition of any Finance Document whatsoever. Except as varied by the terms of this letter and the Borrower Share Pledge Amendment and Restatement Agreement, the terms of the Finance Documents shall remain in full force and effect;

(iii)	for the avoidance of doubt, each Lender who consents to the above requests by confirming its consent to the Facility Agent and the Security Agent acknowledges and agrees that unless the above amendment requests (or any of them) are fully and finally withdrawn by the Company, a consent received by the Facility Agent and the Security Agent in accordance with this letter from a Lender will be irrevocable and will bind any other person to whom it assigns, transfers or sub-participates any of its commitments under the Facility Agreement and the other Finance Documents (and such response shall remain valid and binding on such assignee(s), transferee(s), sub-participant(s) and any future holder of the relevant commitment from time to time); and

(iv)	each Obligor shall, at the request of the Facility Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under any law the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any way.

Failure by one or more parties (“Non Signatories”) to execute this letter on the date hereof will not invalidate the provisions of this letter as between the other Parties who do execute this letter. Such Non Signatories may execute this letter on a subsequent date and will thereupon become bound by its provisions.

Notwithstanding any other term of the Finance Documents or of this letter, we reserve the right, at any time to revoke any or all of the Amendment Requests prior to signing this letter by all parties to it.

This amendment request letter and any non-contractual obligations arising out of or in connection with it are governed by English law. Clause 40 (Enforcement) of the Facility Agreement applies mutatis mutandis to this waiver letter.

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Schedule 1

Conditions precedent to the effective date

[*****]

Schedule 2

[*****]

Yours faithfully,

ATLAS LUXCO S.À R.L.

/s/ Anthony Maarek
By: Anthony Maarek
Title: Class A Manager

/s/ Tigran Khachatryan
By: Tigran Khachatryan
Title: Class B Manager

HOLDCO

ATLAS INVESTISSEMENT

By:	/s/ Anthony Maarek
Name: Anthony Maarek
Title Directeur Général

Acknowledged and agreed by

[*****] as Facility Agent (acting on behalf of all the Lenders)

By:	[*****]
Title:	[*****]
Date:	8 March 2024

[*****] as Security Agent (acting on behalf of all the Lenders)

By:	[*****]
Title:	[*****]
Date:	8 March 2024